Filed pursuant to rule 424(b)(3)

Registration No. 333-262729

IMPORTANT NOTICE

ProShares VIX Short-Term Futures ETF (VIXY)

ProShares Ultra VIX Short-Term Futures ETF (UVXY)

ProShares Short VIX Short-Term Futures ETF (SVXY)

(each, a “Fund”, and together, the “Funds”)

Supplement dated February 25, 2022

to each Fund’s Prospectus and Disclosure Document

dated February 23, 2022

The Prospectus and Disclosure Document for each Fund are hereby revised to reflect that:

Addition to Risks Applicable to Investing in VIX Futures Contracts. On February 24, 2022, Russia commenced a military attack on Ukraine. The outbreak of hostilities between the two countries could result in more widespread conflict and could have a severe adverse effect on the region, the markets for gold, silver, oil, natural gas and currencies and the price of Financial Instruments based on such commodities, and other markets. In addition, sanctions imposed on Russia by the United States and other countries, and any sanctions imposed in the future could have a significant adverse impact on the Russian economy and related markets. The price and liquidity of the futures contracts in which each Fund invests may fluctuate widely as a result of the conflict and related events. How long such conflict and related events will last and whether it will escalate further cannot be predicted. Impacts from the conflict and related events could have significant impact on a Fund’s performance, and the value of an investment in the Fund may decline significantly.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

NEITHER THE TRUST NOR ANY FUND IS A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND NEITHER IS SUBJECT TO REGULATION THEREUNDER.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this supplement for future reference.